Pricing Supplement Dated January 30, 2012				Rule 424 (b) (3)
(To Prospectus Dated May 24, 2010)				File No. 333-156775

Ally Financial Inc.
Demand Notes - Floating Rate

Annual Yield:	2.25%

Effective Dates:	1/30/2012	through	2/5/2012